Exhibit 99.1

PRESS RELEASE

For release:    August 4, 2021

Contact:         Media

    Stephen W. Ries

    Head of Investor Relations

    (610) 668-3270

    sries@global-indemnity.com

Global Indemnity Group, LLC Reports Second Quarter 2021 Results

Bala Cynwyd, Pennsylvania, (August 4, 2021) – Global Indemnity Group, LLC (NASDAQ:GBLI) (the “Company”) today reported net income available to shareholders of $11.7 million for the six months ended June 30, 2021 compared to net loss available to shareholders of ($7.0) million for the corresponding period in 2020. Adjusted operating income was $4.0 million for the six months ended June 30, 2021 compared to $17.5 million for the corresponding period in 2020, which period included a $19.9 million release of prior year reserves as compared to a $2.1 million increase in prior year reserves in the current period. Gross Written Premiums increased 5.8% to $338.8 million for the six months ended June 30, 2021, including 9.4% growth in the Company’s core Commercial Specialty business segment. Gross Written Premiums of $338.8 million is the highest in any six month period since the Company became publicly traded.

Selected Operating and Balance Sheet Information

(Dollars in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Gross Written Premiums	$175.2	$164.5	$338.8	$320.3
Net Written Premiums	$160.7	$147.3	$308.3	$286.4

Net income (loss) available to shareholders	$6.3	$37.6	$11.7	$(7.0)
Net income (loss) available to shareholders per share	$0.43	$2.61	$0.80	$(0.49)

Adjusted operating income	$2.7	$7.5	$4.0	$17.5
Adjusted operating income per share	$0.18	$0.52	$0.28	$1.22

Combined ratio analysis:
Loss ratio	60.9%	47.4%	62.0%	50.6%
Expense ratio	38.3%	37.8%	38.2%	38.4%

Combined ratio	99.2%	85.2%	100.2%	89.0%

	As of June 30, 2021	As of March 31, 2021	As of December 31, 2020
Book value per share (1)	$48.79	$48.00	$49.62
Shareholders’ equity (2)	$709.6	$696.5	$718.3
Cash and invested assets (3)	$1,476.2	$1,429.3	$1,449.9

(1)

Net of cumulative Company distributions/dividends to common shareholders totaling $3.50 per share, $3.25 per share, and $3.00 per share as of June 30, 2021, March 31, 2021, and December 31, 2020, respectively.

(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Selected Financial Data for the Three Months Ended June 30, 2021:

•	Gross written premiums and net written premiums increased 6.5% and 9.1%, respectively.

•

Underwriting income – $1.8 million in 2021 compared to $21.7 million in 2020. Excluding prior year loss development, underwriting income increased to $7.3 million in 2021 from $2.4 million in 2020 due to lower property catastrophe losses partially offset by higher severity on casualty and non-catastrophe property claims. 2020 included a reduction of overall prior accident year loss reserves of $19.3 million. 2021 included strengthening of prior accident year loss reserves of $5.5 million primarily due to an increase in severity from a 2018 Hurricane Michael claim.

•

Investment income (loss) – $10.6 million in 2021 compared to ($2.4) million in 2020. The increase was primarily due to increased returns from alternative investments partially offset by a decrease in yield within the fixed maturities portfolio.

•

Realized gains – $3.8 million in 2021 compared to $38.5 million in 2020. Realized gains in the 2nd quarter of 2020 reflected a recovery related to the changes in fair value on equity securities previously impacted by the disruption in the global financial markets as a result of COVID-19.

•	Tax expense - $0.8 million in 2021 compared to $7.0 million in 2020.

Selected Financial Data for the Six Months Ended June 30, 2021:

•	Gross written premiums and net written premiums increased 5.8% and 7.7%, respectively.

•

Underwriting income – $0.3 million in 2021 compared to $32.3 million in 2020. Excluding prior year loss development, underwriting income decreased to $2.4 million in 2021 from $12.4 million in 2020 due to higher severity on casualty and non-catastrophe property claims partially offset by lower property catastrophe losses. 2020 included a reduction of overall prior accident year loss reserves of $19.9 million. 2021 included reserve strengthening of $2.1 million primarily due to an increase of approximately $8 million from a 2018 Hurricane Michael claim.

•

Investment income – $20.5 million in 2021 compared to $7.8 million in 2020. The increase was primarily due to increased returns from alternative investments offset by a decrease in yield within the fixed maturities portfolio.

•

Realized gains/(loss) – $7.7 million in 2021 compared to ($29.7) million in 2020. Realized losses in 2020 were primarily due to the impact of changes in fair value on equity securities and derivatives due to disruption in the global financial markets experienced during the first quarter of 2020 as a result of COVID-19.

•	Tax expense/(benefit) - $0.6 million in 2021 compared to ($5.0) million in 2020.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Specialty Property

•	Farm, Ranch & Stable

•	Reinsurance Operations

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Group, LLC’s Combined Ratio for the Three and Six Months Ended June 30, 2021 and 2020

For the three months ended June 30, 2021, the Company recorded a combined ratio of 99.2% (Loss Ratio 60.9% and Expense Ratio 38.3%) as compared to 85.2% (Loss Ratio 47.4% and Expense Ratio 37.8%) for the three months ended June 30, 2020.

•	The Company’s accident year casualty loss ratio increased by 6.8 points to 58.9% in 2021 from 52.1% in 2020 primarily due to higher claim frequency.

•

The Company’s accident year property loss ratio improved by 11.3 points to 55.6% in 2021 from 66.9% in 2020 primarily due to lower catastrophe claim frequency and severity within Insurance Operations partially offset by higher claim severity of non-catastrophe property claims.

For the six months ended June 30, 2021, the Company recorded a combined ratio of 100.2% (Loss Ratio 62.0% and Expense Ratio 38.2%) as compared to 89.0% (Loss Ratio 50.6% and Expense Ratio 38.4%) for the six months ended June 30, 2020.

•	The Company’s accident year casualty loss ratio increased by 2.6 points to 58.3% in 2021 from 55.7% in 2020 primarily due to higher claim frequency.

•

The Company’s accident year property loss ratio increased by 5.1 points to 63.9% in 2021 from 58.8% in 2020 primarily due to higher claim severity for non-catastrophe property claims within Insurance Operations partially offset by lower catastrophe claim frequency and severity.

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,
	Gross Written Premiums			Net Written Premiums
	2021	2020	% Change	2021	2020	% Change
Commercial Specialty	$96,680	$87,297	10.7%	$88,332	$77,880	13.4%
Specialty Property	33,013	37,978	(13.1%)	29,749	33,075	(10.1%)
Farm, Ranch & Stable	20,851	23,222	(10.2%)	17,880	20,257	(11.7%)
Reinsurance Operations	24,692	16,052	53.8%	24,692	16,052	53.8%

Total	$175,236	$164,549	6.5%	$160,653	$147,264	9.1%

	Six Months Ended June 30,
	Gross Written Premiums			Net Written Premiums
	2021	2020	% Change	2021	2020	% Change
Commercial Specialty	$184,012	$168,128	9.4%	$166,847	$150,363	11.0%
Specialty Property	66,371	73,221	(9.4%)	59,448	63,082	(5.8%)
Farm, Ranch & Stable	41,853	45,355	(7.7%)	35,483	39,362	(9.9%)
Reinsurance Operations	46,558	33,569	38.7%	46,558	33,569	38.7%

Total	$338,794	$320,273	5.8%	$308,336	$286,376	7.7%

Commercial Specialty: Gross written premiums and net written premiums increased 10.7% and 13.4%, respectively, for the three months ended June 30, 2021 as compared to the same period in 2020. Gross written premiums and net written premiums increased 9.4% and 11.0%, respectively, for the six months ended June 30, 2021 as compared to the same period in 2020. The growth in gross written premiums and net written premiums was primarily driven by organic growth in the Company’s excess and surplus lines business from existing agents, increased pricing, and several new programs partially offset by actions taken to reduce risk and increase profitability within Property Brokerage.

Specialty Property: Gross written premiums and net written premiums decreased by 13.1% and 10.1%, respectively, for the three months ended June 30, 2021 as compared to the same period in 2020. Gross written premiums and net written premiums decreased 9.4% and 5.8%, respectively, for the six months ended June 30, 2021 as compared to the same period in 2020. The decreases are primarily due to a continued reduction of both catastrophe-exposed business and business not providing an adequate return on capital.

Farm, Ranch & Stable: Gross written premiums and net written premiums decreased by 10.2% and 11.7%, respectively, for the three months ended June 30, 2021 as compared to the same period in 2020. Gross written premiums and net written premiums decreased 7.7% and 9.9%, respectively, for the six months ended June 30, 2021 as compared to the same period in 2020. The decrease in gross written premiums and net written premiums was primarily due to an effort to reduce exposure in catastrophe prone areas to improve overall profitability.

Reinsurance Operations: Gross written premiums and net written premiums both increased 53.8% for the three months ended June 30, 2021, as compared to the same period in 2020. Gross written premiums and net written premiums both increased 38.7% for the six months ended June 30, 2021 as compared to the same period in 2020. The growth was primarily organic growth of an existing casualty treaty and the assumption of three smaller casualty treaties.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Gross written premiums	$175,236	$164,549	$338,794	$320,273

Net written premiums	$160,653	$147,264	$308,336	$286,376

Net earned premiums	$149,408	$141,847	$293,108	$286,315
Net investment income (loss)	10,633	(2,359)	20,469	7,770
Net realized investment gains (losses)	3,833	38,507	7,652	(29,655)
Other income	521	766	898	931

Total revenues	164,395	178,761	322,127	265,361
Net losses and loss adjustment expenses	90,938	67,297	181,721	144,944
Acquisition costs and other underwriting expenses	57,213	53,578	111,977	109,990
Corporate and other operating expenses	6,329	8,618	10,605	12,841
Interest expense	2,696	4,712	5,291	9,577

Income (loss) before income taxes	7,219	44,556	12,533	(11,991)
Income tax expense (benefit)	844	7,005	641	(4,964)

Net income (loss)	6,375	37,551	11,892	(7,027)
Less: Preferred stock distributions	110	—	220	—

Net income (loss) available to common shareholders	$6,265	$37,551	$11,672	$(7,027)

Per share data:
Net income (loss) available to common shareholders
Basic	$0.43	$2.63	$0.81	($0.49)
Diluted (1)	$0.43	$2.61	$0.80	($0.49)
Weighted-average number of shares outstanding
Basic	14,412	14,276	14,397	14,263
Diluted (1)	14,682	14,389	14,651	14,263
Cash dividends/distributions declared per common share	$0.25	$0.25	$0.50	$0.50
Combined ratio analysis: (2)
Loss ratio	60.9%	47.4%	62.0%	50.6%
Expense ratio	38.3%	37.8%	38.2%	38.4%

Combined ratio	99.2%	85.2%	100.2%	89.0%

(1)	For the six months ended June 30, 2020, weighted-average number of shares outstanding – basic was used to calculate diluted earnings per share due to a net loss for the period.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS	(Unaudited) June 30, 2021	December 31, 2020
Fixed Maturities:
Available for sale, at fair value (amortized cost: 2021 - $1,150,603 and 2020 - $1,149,009; net of allowance for expected credit losses of: $0 in 2021 and 2020)	$1,174,097	$1,191,186
Equity securities, at fair value	90,669	98,990
Other invested assets	166,003	97,018

Total investments	1,430,769	1,387,194

Cash and cash equivalents	49,105	67,359
Premiums receivable, net of allowance for expected credit losses of $2,822 at June 30, 2021 and $2,900 at December 31, 2020	123,932	109,431
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at June 30, 2021 and December 31, 2020	90,247	88,708
Funds held by ceding insurers	33,793	45,480
Deferred federal income taxes	37,169	34,265
Deferred acquisition costs	69,061	65,195
Intangible assets	20,698	20,962
Goodwill	6,521	6,521
Prepaid reinsurance premiums	15,141	12,881
Lease right of use assets	19,979	21,077
Other assets	40,902	45,835

Total assets	$1,937,317	$1,904,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$697,618	$662,811
Unearned premiums	308,984	291,495
Ceded balances payable	14,339	8,943
Payable for securities purchased	3,707	4,667
Contingent commissions	6,420	10,832
Debt	126,359	126,288
Lease liabilities	21,566	22,950
Other liabilities	48,759	58,598

Total liabilities	1,227,752	1,186,584

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,532,270 and 10,263,722, respectively; class A common shares outstanding: 10,515,177 and 10,263,722, respectively; class B common shares issued and outstanding: 3,947,206 and 4,133,366, respectively	—	—
Additional paid-in capital (1)	447,804	445,051
Accumulated other comprehensive income, net of taxes	18,968	34,308
Retained earnings (1)	239,272	234,965
Class A common shares in treasury, at cost: 17,093 and 0 shares, respectively	(479)	—

Total shareholders’ equity	709,565	718,324

Total liabilities and shareholders’ equity	$1,937,317	$1,904,908

(1)

Since the Company’s initial public offering in 2003, the Company repurchased 20.2 million shares for a total of $488 million. These share repurchases are reflected by a $488 million reduction of the Company’s additional paid-in capital and retained earnings as of June 30, 2021 and December 31, 2020. Retained earnings are also net of $51 million and $43 million of cumulative historic Company dividends/distributions to shareholders as of June 30, 2021 and December 31, 2020, respectively.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) June 30, 2021	December 31, 2020
Fixed maturities	$1,174.1	$1,191.2
Cash and cash equivalents	49.1	67.4

Total bonds and cash and cash equivalents	1,223.2	1,258.6
Equities and other invested assets	256.7	196.0

Total cash and invested assets, gross	1,479.9	1,454.6
Payable for securities purchased	(3.7)	(4.7)

Total cash and invested assets, net	$1,476.2	$1,449.9

	Total Investment Return (1)
	For the Three Months Ended June 30, (unaudited)		For the Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020
Net investment income (loss)	$10.6	$(2.4)	$20.4	$7.8

Net realized investment gains (losses)	3.8	38.5	7.7	(29.7)
Net unrealized investment (losses)	11.3	26.3	(18.9)	22.2

Net realized and unrealized investment gains (losses)	15.1	64.8	(11.2)	(7.5)

Total net investment income and gains	$25.7	$62.4	$9.2	$0.3

Average total cash and invested assets	$1,452.8	$1,592.0	$1,463.0	$1,620.2

Total investment return %	1.8%	3.9%	0.6%	0.0%

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted operating income, net of tax	$2,702	$7,480	$4,045	$17,529
Adjustments:
Net realized investment gains (losses)	3,563	30,071	7,627	(24,556)

Net income (loss) available to common shareholders	$6,265	$37,551	$11,672	$(7,027)

Weighted average shares outstanding – basic	14,412	14,276	14,397	14,263

Weighted average shares outstanding – diluted	14,682	14,389	14,651	14,409

Adjusted operating income per share – basic	$0.19	$0.52	$0.28	$1.23

Adjusted operating income per share – diluted	$0.18	$0.52	$0.28	$1.22

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.